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Exhibit 3.1

ARES COMMERCIAL REAL ESTATE CORPORATION

ARTICLES OF AMENDMENT AND RESTATEMENT

        FIRST:    Ares Commercial Real Estate Corporation, a Maryland corporation (the "Corporation"), desires to amend and restate its charter as currently in effect and as hereinafter amended.

        SECOND:    The following provisions are all the provisions of the charter of the Corporation currently in effect and as hereinafter amended:

ARTICLE I

INCORPORATOR

        Christopher W. Pate, whose address is c/o Venable LLP, 750 East Pratt Street, Suite 900, Baltimore, Maryland 21202, being at least 18 years of age, formed a corporation under the general laws of the State of Maryland on September 1, 2011.

ARTICLE II

NAME

        The name of the corporation (the "Corporation") is:

Ares Commercial Real Estate Corporation

ARTICLE III

PURPOSE

        The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of the charter of the Corporation (the "Charter"), "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

        The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, whose post office address is 351 West Camden Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

        Section 5.1    Number of Directors.    The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is eight, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the "Bylaws"), but shall never be less than the minimum number required by the

Maryland General Corporation Law (the "MGCL"). The names of the directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify are:

Michael J. Arougheti
John B. Bartling, Jr.
John H. Bryant
Michael H. Diamond
Jeffrey T. Hinson
Paul G. Joubert
Robert L. Rosen
Todd Schuster

These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.

        The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock (as hereinafter defined), any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which such vacancy occurred and until a successor is elected and qualifies.

        The directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock) shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible as determined by the Board of Directors, one class to hold office initially for a term expiring at the next succeeding annual meeting of stockholders, another class to hold office initially for a term expiring at the second succeeding annual meeting of stockholders and another class to hold office initially for a term expiring at the third succeeding annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualify. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify.

        Section 5.2    Extraordinary Actions.    Except as specifically provided in Section 5.8 (relating to removal of directors) and in the last sentence of Article VIII, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

        Section 5.3    Authorization by Board of Stock Issuance.    The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

        Section 5.4    Preemptive and Appraisal Rights.    Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

        Section 5.5    Indemnification.    The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

        Section 5.6    Determinations by Board.    The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

        Section 5.7    REIT Qualification.    If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification.

        Section 5.8    Removal of Directors.    Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of

Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, "cause" shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

        Section 5.9    Investment Activities.    No officer or director of the Corporation, including any officer or director who also serves as a director, officer or employee of any entity that provides investment advisory services or as a member of the investment committee or underwriting committee of any such entity, shall be obligated to offer to the Corporation the opportunity to participate in any business or investing activity or venture that is presented to such person other than in his or her capacity as an officer or director of the Corporation.

ARTICLE VI

STOCK

        Section 6.1    Authorized Shares.    The Corporation has authority to issue 500,000,000 shares of stock, consisting of 450,000,000 shares of common stock, $0.01 par value per share ("Common Stock"), and 50,000,000 shares of preferred stock, $0.01 par value per share ("Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $5,000,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

        Section 6.2    Common Stock.    Subject to the provisions of Article VII and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

        Section 6.3    Preferred Stock.    The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.

        Section 6.4    Classified or Reclassified Shares.    Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland ("SDAT"). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

        Section 6.5    Stockholders' Consent in Lieu of Meeting.    Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting by consent, in writing or by electronic transmission, in any manner permitted by the MGCL and set forth in the Bylaws.

        Section 6.6    Charter and Bylaws.    The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

        Section 6.7    Series A Preferred Stock.    114.4578 shares of Preferred Stock are classified and designated as shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock"), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth on Annex A hereto.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

        Section 7.1    Definitions.    For the purpose of this Article VII, the following terms shall have the following meanings:

          Aggregate Stock Ownership Limit.     The term "Aggregate Stock Ownership Limit" shall mean 9.8% in value of the aggregate of the outstanding shares of Capital Stock and 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8 of the Charter.

          Beneficial Ownership.     The term "Beneficial Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

          Business Day.     The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

          Capital Stock.    The term "Capital Stock" shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

          Charitable Beneficiary.     The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

          Constructive Ownership.    The term "Constructive Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

          Excepted Holder.    The term "Excepted Holder" shall mean any stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or the Board of Directors pursuant to Section 7.2.7.

          Excepted Holder Limit.     The term "Excepted Holder Limit" shall mean for each Excepted Holder, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7 and, subject to adjustment pursuant to Section 7.2.8, the percentage limit established by the Board of Directors pursuant to Section 7.2.7.

          Initial Date.     The term "Initial Date" shall mean the earlier of (a) the date of the closing of the issuance of shares of Common Stock pursuant to an initial underwritten public offering of the Corporation or (b) the date on which the Corporation elects to qualify for federal income tax treatment as a REIT.

          Market Price.    The term "Market Price" on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The "Closing Price" on any date shall mean the last reported sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such Capital Stock is not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

          Person.     The term "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

          Prohibited Owner.     The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person (other than an Excepted Holder or its Affiliates) who, but for the provisions of this Article VII, would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 7.2.1 and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

          Restriction Termination Date.    The term "Restriction Termination Date" shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

          Transfer.    The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable or exercisable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

          Trust.     The term "Trust" shall mean any trust provided for in Section 7.3.1.

          Trustee.     The term "Trustee" shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

        Section 7.2    Capital Stock.

          Section 7.2.1    Ownership Limitations.    During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 7.4:

            (a)   Basic Restrictions.

              (i)    (1)  No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit and (2) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

              (ii)   No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

              (iii)  Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

            (b)   Transfer in Trust.    If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i) or (ii),

              (i)    then that number of shares of Capital Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii) (rounded to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

              (ii)   if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

              (iii)  To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 7.2.1(b), a violation of any provision of this Article VII would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article VII.

          Section 7.2.2    Remedies for Breach.    If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

          Section 7.2.3    Notice of Restricted Transfer.    Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's status as a REIT.

          Section 7.2.4    Owners Required To Provide Information.    From the Initial Date and prior to the Restriction Termination Date:

            (a)   every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit; and

            (b)   each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

          Section 7.2.5    Remedies Not Limited.    Subject to Section 5.7 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.

          Section 7.2.6    Ambiguity.    In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3, or any definition contained in Section 7.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 7.1, 7.2 or 7.3. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7.2.2) acquired Beneficial or Constructive Ownership of Capital Stock in violation of Section 7.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

          Section 7.2.7    Exceptions.

            (a)   Subject to Section 7.2.1(a)(ii), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and may establish or increase an Excepted Holder Limit for such Person if:

              (i)    the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial or Constructive Ownership of such shares of Capital Stock will violate Section 7.2.1(a)(ii);

              (ii)   such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation's ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and

              (iii)  such Person agrees that any violation or attempted violation of such representations or undertakings (or other action that is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3.

            (b)   Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

            (c)   Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable or exercisable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable or exercisable for Capital Stock) in excess of the Aggregate Stock Ownership Limit but only to the extent necessary to facilitate such public offering or private placement.

            (d)   The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Stock Ownership Limit.

          Section 7.2.8    Increase or Decrease in Aggregate Stock Ownership Limit.    Subject to Section 7.2.1(a)(ii), the Board of Directors may from time to time increase the Aggregate Stock Ownership Limit for one or more Persons and decrease the Aggregate Stock Ownership Limit for all other Persons; provided, however, that the decreased Aggregate Stock Ownership Limit will not be effective for any Person whose percentage ownership in Capital Stock is in excess of such decreased Aggregate Stock Ownership Limit until such time as such Person's percentage of Capital Stock equals or falls below the decreased Aggregate Stock Ownership Limit, but any further acquisition of Capital Stock in excess of such percentage ownership of Capital Stock will be in violation of the Aggregate Stock Ownership Limit; and provided further, that the new Aggregate Stock Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Capital Stock.

          Section 7.2.9    Legend.    Each certificate for shares of Capital Stock, if certificated, or any written statement of information in lieu of a certificate delivered to a holder of uncertificated shares of Capital Stock shall bear substantially the following legend:

      The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation's maintenance of its status as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Corporation's charter, (i) no Person may Beneficially Own or Constructively Own shares of Capital Stock in excess of 9.8% in value of the aggregate of the outstanding shares of Capital Stock or 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of Capital Stock, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person (other than an Excepted Holder) may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iii) any Transfer (other than Transfers by an Excepted Holder) of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation in writing (or, in the case of an attempted transaction, give at least 15 days prior written notice). If any of the restrictions on Transfer or Constructive Ownership or Beneficial Ownership as set forth in (i) and (ii) above are violated, the shares of Capital Stock in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described in (i) through (iii) above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

        Instead of the foregoing legend, the certificate or written statement of information delivered in lieu of a certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

        Section 7.3    Transfer of Capital Stock in Trust.

          Section 7.3.1    Ownership in Trust.    Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

          Section 7.3.2    Status of Shares Held by the Trustee.    Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

          Section 7.3.3    Dividend and Voting Rights.    The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or other distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

          Section 7.3.4    Sale of Shares by Trustee.    Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

          Section 7.3.5    Purchase Right in Stock Transferred to the Trustee.    Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

          Section 7.3.6    Designation of Charitable Beneficiaries.    By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

        Section 7.4    NYSE Transactions.    Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

        Section 7.5    Enforcement.    The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

        Section 7.6    Non-Waiver.    No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII

AMENDMENTS

        The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except as otherwise provided in the next sentence and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. However, any amendment to Article V, Section 5.8 or to this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter.

ARTICLE IX

LIMITATION OF LIABILITY

        To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

        THIRD:    The amendment and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

        FOURTH:    The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

        FIFTH:    The name and address of the Corporation's current resident agent are as set forth in Article IV of the foregoing amendment and restatement of the charter.

        SIXTH:    The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

        SEVENTH:    The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement of the charter was 100,000,000, consisting of 95,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share, 600 of which were classified and designated as Series A Convertible Preferred Stock. The aggregate par value of all authorized shares of stock having par value is $1,000,000.

        EIGHTH:    The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 500,000,000, consisting of 450,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share, 114.4578 of which are classified and designated as Series A Convertible Preferred Stock. The aggregate par value of all authorized shares of stock having par value is $5,000,000.

        NINTH:    The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this            day of                        , 2012.

ATTEST:		ARES COMMERCIAL REAL ESTATE CORPORATION
		By:			(SEAL)

Name:	Timothy B. Smith		Name:	John B. Bartling, Jr.
Title:	Vice President, Secretary and Senior Associate General Counsel		Title:	Chief Executive Officer

ANNEX A

SERIES A CONVERTIBLE PREFERRED STOCK

        1.    Certain Definitions.    Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes hereof, the meanings herein specified.

        "Additional Equity" means any shares of Junior Stock, Parity Stock or Senior Stock issued after the first Issue Date.

        "Business Day" means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

        "Common Stock" means all shares now or hereafter authorized of any class of Common Stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the first Issue Date, which has the right (subject always to prior rights of any class or series of Preferred Stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

        "Conversion Date" has the meaning set forth in subparagraph 5(e) below.

        "Conversion Notice" has the meaning set forth in subparagraph 5(b) below.

        "Conversion Price" means (a) if determined in connection with a pending or consummated IPO, the initial public offering price per share of Common Stock, as set forth in the final prospectus for the IPO filed with the Securities and Exchange Commission pursuant to Rule 424(b) promulgated under the Securities Act, or (b) if determined in connection with a pending or consummated Sale Transaction, the price per share attributable to the Common Stock in connection with the Sale Transaction.

        "Coverage Ratio" of the Corporation, as of any date of determination, means the ratio, pro forma for the issuance of any Additional Equity and any associated transaction prompting such determination, of (a) the aggregate gross purchase price attributable to the then outstanding shares of Junior Stock to (b) the aggregate gross purchase price attributable to the then outstanding shares of Series A Preferred Stock, Parity Stock and Senior Stock, in each case excluding any accrued and unpaid dividends and dividends paid in kind (whether by the issuance of additional shares, an increase in liquidation preferences or otherwise).

        "Defaulting Holder" means any holder of Series A Preferred Stock that has been deemed to be, and continues to be, a defaulting holder under section 1(c) of such holder's Subscription Agreement.

        "Dividend Payment Date" means March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2012.

        "Dividend Period" means (a) the period beginning on the first Issue Date and ending on the first Dividend Payment Date and (b) each quarterly period between Dividend Payment Dates thereafter.

        "Estimated Conversion Price" means (a) if determined in connection with a pending IPO, the range of the initial public offering price set forth in the marketing materials used in connection with the IPO, or (b) if determined in connection with a pending Sale Transaction, the price per share of Common Stock being paid in the Sale Transaction.

        "IPO" means a bona fide underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offering and sale of the Common Stock.

        "Issue Date" means the date that a share of Series A Preferred Stock is issued by the Corporation.

        "Junior Stock" means (a) for purposes of paragraphs 2 and 6 below, the Common Stock and any other class or series of stock of the Corporation not entitled to receive any dividends in any Dividend Period unless all dividends required to have been paid or declared and set apart for payment on the Series A Preferred Stock shall have been so paid or declared and set apart for payment and (b) for purposes of paragraphs 3 and 6 below, any class or series of stock of the Corporation not entitled to receive any assets upon a Liquidation until the Series A Preferred Stock shall have received the entire amount to which such stock is entitled upon such Liquidation.

        "Liquidation" means any termination, liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary; provided that neither the consolidation or merger of the Corporation into or with another entity or entities, nor the sale or transfer of all or substantially all of the assets of the Corporation to another entity or entities shall be deemed a Liquidation.

        "Liquidation Preference" means the sum of (a) the Subscription Price, (b) any dividends per share added thereto pursuant to subparagraph 2(c) below and (c) any accrued and unpaid dividends per share.

        "Non-Converting Shares" has the meaning set forth in subparagraph 5(c) below.

        "Parity Stock" means (a) for purposes of paragraphs 2 and 6 below, any other class or series of stock of the Corporation entitled to receive payment of dividends on a parity with the Series A Preferred Stock and (b) for purposes of paragraphs 3 and 6 below, any other class or series of stock of the Corporation entitled to receive assets upon a Liquidation on a parity with the Series A Preferred Stock.

        "Permitted Dividends" means dividends payable in shares of the class or series of stock of the Corporation upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock.

        "Prevailing Dividend Rate" means (a) beginning on the first Issue Date through and including December 31, 2012, 10% per annum, (b) beginning on January 1, 2013 through and including December 31, 2013, 11% per annum, (c) beginning on January 1, 2014 through and including December 31, 2014, 12% per annum, and (d) beginning on January 1, 2015 and thereafter, 13% per annum; provided, however, that upon the occurrence of the Coverage Ratio exceeding 1.65:1, the Prevailing Dividend Rate, on a go forward basis after such occurrence shall be reduced to (w) for the period from the first Issue Date through and including December 31, 2012, 8% per annum, (x) for the period from January 1, 2013 through and including December 31, 2013, 9% per annum, (y) for the period from January 1, 2014 through and including December 31, 2014, 10% per annum, and (z) for the period from January 1, 2015 and thereafter, 11% per annum.

        "Record Date" means, with respect to the dividend payable on March 31, June 30, September 30 and December 31, respectively, of each year, the preceding March 15, June 15, September 15 and December 15, or such other record date not more than 90 days preceding the applicable Dividend Payment Date designated by the Board of Directors with respect to the dividend payable on such respective Dividend Payment Date.

        "Redemption Date" means the date fixed for redemption of the Series A Preferred Stock pursuant to paragraph 4 below or, if the Corporation shall default in the payment of the Redemption Price on such date, the date the Corporation actually makes such payment.

        "Redemption Notice" has the meaning set forth in subparagraph 4(b) below.

        "Redemption Price" means (a) in the case of shares of Series A Preferred Stock held by Defaulting Holders, the Subscription Price, and (b) in the case of all other shares of Series A Preferred Stock, the sum of (i) the Liquidation Preference on the Redemption Date and (ii) an amount equal to a percentage of the Subscription Price, which percentage shall be no less than 5% and no more than 10% and shall be the lowest percentage that, when applied to the calculation of the Redemption Price, would result in such holder of Series A Preferred Stock receiving a total return (taking into account the Redemption Price, all dividends paid in cash to such holder and any other cash payments made to such holder of Series A Preferred Stock pursuant to the terms of the Series A Preferred Stock or pursuant to the terms of such holder's Subscription Agreement) on the Subscription Price of 14% unless such amount would be less than 5% of the Subscription Price (in which case 5% of the Subscription Price shall be added) or such amount would exceed 10% of the Subscription Price (in which case 10% of the Subscription Price shall be added).

        "Sale Transaction" means a transaction (other than an IPO) that results in the Corporation receiving stock of a publicly traded company as a result of a consolidation or merger of the Corporation or the sale of substantially all of the Corporation's assets.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Senior Stock" means (a) for purposes of paragraphs 2 and 6 below, any class or series of stock of the Corporation issued after the first Issue Date ranking senior to the Series A Preferred Stock in respect of the right to receive dividends, and (b) for purposes of paragraphs 3 and 6 below, any class or series of stock of the Corporation issued after the first Issue Date ranking senior to the Series A Preferred Stock in respect of the right to receive assets upon a Liquidation.

        "Subscription Agreement" means, with respect to any holder of Series A Preferred Stock, the subscription agreement between the Corporation and such holder relating to such holder's commitment to purchase shares of Series A Preferred Stock.

        "Subscription Price" means $50,000.00 per share.

        "Subsidiary" means (a) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by the Corporation, or by one or more Subsidiaries, or by the Corporation and one or more Subsidiaries, (b) a partnership of which the Corporation, or one or more other Subsidiaries, or the Corporation and one or more Subsidiaries, directly or indirectly, is the general partner and has the power to direct the policies management and affairs or (c) any other person (other than a corporation) in which the Corporation, or one or more Subsidiaries, or the Corporation and one or more Subsidiaries, directly or indirectly, has at least a majority ownership interest and power to direct the policies, management and affairs thereof.

        "Transaction Target Date" means (a) if determined in connection with a pending IPO, the date that the IPO is expected to be consummated, or (b) if determined in connection with a pending Sale Transaction, the date that the Sale Transaction is expected to be consummated, in each case, as estimated by the Corporation.

        "Voting Stock" means, with respect to any person, capital stock of such person that ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

        2.    Dividends.

          (a)   Subject to the prior preferences and other rights of any Senior Stock, the holders of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation out of funds legally available for that purpose, dividends at the Prevailing Dividend Rate, compounded quarterly as provided below, and no more. Such dividends shall begin to accrue on the Issue Date and shall be payable on each Dividend Payment Date, provided that if any such payment date is not a Business Day then such dividend shall be payable on the next Business Day. The dividends per share of Series A Preferred Stock for any full quarterly period shall be computed by multiplying the Prevailing Dividend Rate for such Dividend Period by the Liquidation Preference per share and dividing the result by four. Dividends payable for any period less than a full quarterly Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed for any period less than one month. Dividends shall be payable in cash to extent of available cash from earnings after payment of current liabilities and such reserves as the Board of Directors may establish in its sole discretion; provided, however, that cash dividends payable to a Defaulting Holder shall be retained by the Corporation until such time, if ever, that such holder ceases to be a Defaulting Holder. Dividends shall be paid to the holders of record of the Series A Preferred Stock as their names appear on the share register of the Corporation on the corresponding Record Date.

          (b)   If full cash dividends are not paid or made available to the holders of all outstanding shares of Series A Preferred Stock and of any Parity Stock, and funds available shall be insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends shall be distributed among the holders of the Series A Preferred Stock and of any Parity Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid in cash to the holders of the Series A Preferred Stock shall be added to the Liquidation Preference pursuant to subparagraph 2(c) below; provided, however, that cash dividends payable to a Defaulting Holder shall be retained by the Corporation until such time, if ever, that such holder ceases to be a Defaulting Holder.

          (c)   If, on any Dividend Payment Date, the holders of the Series A Preferred Stock (other than Defaulting Holders) shall not have received the full accrued dividends provided for in subparagraph 2(a) above, then the unpaid portion of such dividends (other than cash dividends payable to Defaulting Holders that have been retained by the Corporation pursuant to subparagraphs 2(a) and 2(b) above) shall be paid by adding such amount to the Liquidation Preference on the relevant Dividend Payment Date; provided, that any such addition to the Liquidation Preference shall not result in a Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a) of the Charter in lieu of paying such dividend in cash..

          (d)   So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not (i) declare or pay any dividend or make any distribution on any Junior Stock, whether in cash, property or otherwise (other than Permitted Dividends), or (ii) purchase or redeem, or permit any Subsidiary to purchase or redeem any Junior Stock, or pay or make available any monies for a sinking fund for the purchase or redemption of any Junior Stock (other than a redemption, purchase or other acquisition of Junior Stock made for purposes of an employee incentive or benefit plan of the Corporation, or a redemption, purchase or other acquisition of Junior Stock, if such redemption, purchase or acquisition is necessary in order for the Corporation to qualify, or continue to qualify, as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended), unless all dividends to which the holders of Series A Preferred Stock (other than Defaulting Holders) shall have been entitled for all previous Dividend Periods shall have been paid (including by an increase in the Liquidation Preference pursuant to subparagraph 2(c) above) or declared and a sum of money sufficient for the payment thereof set apart.

        3.    Distributions Upon Liquidation, Dissolution or Winding Up.    Upon a Liquidation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series A Preferred Stock (other than Defaulting Holders) shall be entitled to be paid, to the extent possible the Liquidation Preference on the date of determination. If such payment shall have been made in full to the holders of the Series A Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities with shares of Series A Preferred Stock held by Defaulting Holders being entitled to be paid an amount equal to the Subscription Price and having the same rank and priority as shares of Common Stock. If, upon any such Liquidation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series A Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Series A Preferred Stock (other than Defaulting Holders) and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

        4.    Optional Redemption by the Corporation.

          (a)   The Series A Preferred Stock shall not be redeemed in whole or in part prior to June 30, 2012. On and after July 1, 2012, the Series A Preferred Stock may be redeemed by the Corporation in cash at any time in whole (but not in part) at the option of the Corporation, at the Redemption Price as of the Redemption Date; provided, that any such redemption shall not result in a Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a) of the Charter.

          (b)   A notice of the Corporation's intent to redeem the Series A Preferred Stock (the "Redemption Notice") shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the holders of record of the shares to be redeemed at their respective addresses as they shall appear on the records of the Corporation, not less than five days nor more than 60 days prior to the Redemption Date (i) notifying such holders of the election of the Corporation to redeem such shares and (ii) stating the expected date of redemption and the Redemption Price payable as of such date. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

          (c)   If a Redemption Notice shall have been given as hereinbefore provided, and the Corporation shall not default in the payment of the Redemption Price, then each holder of shares called for redemption shall be entitled to all preferences and relative and other rights accorded herein until and including the Redemption Date. From and after the Redemption Date the shares called for redemption shall no longer be outstanding, and all rights of the holders of such shares shall cease and terminate, except the right of the holders of such shares to receive the Redemption Price to be paid hereunder.

          (d)   For the avoidance of doubt, nothing in this Section 4 shall prohibit the Corporation from effecting the, and the Corporation shall to the extent not prohibited by law be entitled at any time and from time to time to, repurchase in the open market, in privately negotiated transactions or through tender offers or other transactions any amount of the then outstanding shares of Series A Preferred Stock that it desires to repurchase at such sums and on such conditions as shall be negotiated between or among the Corporation and one or more holders of Series A Preferred Stock.

        5.    Conversion Rights.    The Series A Preferred Stock shall be convertible into Common Stock as follows:

          (a)    Automatic Conversion.    Each outstanding share of Series A Preferred Stock (other than Non-Converting Shares) shall automatically be converted, without any further act of the Corporation or its stockholders, into fully paid and nonassessable shares of Common Stock upon the consummation of an IPO or Sale Transaction in accordance with this subparagraph 5; provided, that such automatic conversion shall not result in a Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a) of the Charter.

          (b)    Conversion Notice.    Not less than 15 Business Days prior to the Transaction Target Date, the Corporation shall send or cause to be sent, by first class mail, postage prepaid, or by electronic delivery (including by facsimile and electronic mail) to the holders of record of the Series A

  Preferred Stock, at their respective addresses as they shall appear on the records of the Corporation, a notice that the Corporation expects the Series A Preferred Stock to automatically convert into Common Stock pursuant to subparagraph 5(a) above (the "Conversion Notice"). The Conversion Notice shall state (i) the Transaction Target Date and (ii) Estimated Conversion Price. In the event that the IPO or Sale Transaction is not consummated within 90 days after the Transaction Target Date, prior to any automatic conversion, the Corporation shall send or cause to be sent, by first class mail, postage prepaid, or by electronic delivery (including by facsimile and electronic mail) to the holders of record of the Series A Preferred Stock, at their respective addresses as they shall appear on the records of the Corporation, a new Conversion Notice with a revised Transaction Target Date and Estimated Conversion Price.

          (c)    Election for Optional Redemption.    Holders of Series A Preferred Stock (other than Defaulting Holders) may elect to have their shares of Series A Preferred Stock redeemed, in whole or in part, in lieu of being converted pursuant to subparagraph 5(a) above, by delivering a signed notice of such an election, by first class mail, postage prepaid, or by electronic delivery (including by facsimile and electronic mail) to the Corporation within 10 Business Days after the date of the Conversion Notice (or an amended Conversion Notice), which notice shall (i) state the name of such holder, as it appears on the records of the Corporation, (ii) state the total number of shares of Series A Preferred Stock held by such holder and (iii) state the number of shares of Series A Preferred Stock that such holder elects to have redeemed in lieu of being converted pursuant to subparagraph 5(a) above (the "Non-Converting Shares"); provided, that such optional redemption shall not result in a Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a) of the Charter. Upon the consummation of an IPO or Sale Transaction, the Non-Converting Shares shall be redeemed by the Corporation at the Redemption Price on the Conversion Date using proceeds from the IPO or Sale Transaction.

          (d)    Conversion Price.    Each share of Series A Preferred Stock (other than Non-Converting Shares) shall be converted into a number of shares of Common Stock determined by dividing (i) the Liquidation Preference as of the Conversion Date by (ii) the Conversion Price; provided, however, that shares of Series A Preferred Stock held by Defaulting Holders shall be converted into a number of shares of Common Stock determined by dividing (i) the Subscription Price by (ii) the Conversion Price.

          (e)    Mechanics of Conversion.    Upon the consummation of an IPO or Sale Transaction, the outstanding shares of Series A Preferred Stock (other than Non-Converting Shares) shall be converted automatically without any further action by the holders of such shares. Conversion shall be deemed to have been effected on the date of the consummation of the IPO or Sale Transaction (the "Conversion Date"). The person in whose name the shares of Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date.

          As promptly as practicable after the Conversion Date, the Corporation shall deliver to each former holder of Series A Preferred Stock (other than Non-Converting Shares) (i) a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled or, at the Corporation's option, confirmation of the book entry into the stock ledger of the Corporation for the number of full shares of Common Stock issuable to such holder upon conversion of the Series A Preferred Stock and (ii) a check or cash with respect to any fractional interest in a share of Common Stock as provided in subparagraph 5(f) below.

          (f)    Fractional Shares.    No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the Conversion Price.

          (g)    Costs.    The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued, and no such issue or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax, or has established to the reasonable satisfaction of the Corporation that such tax has been or will be paid.

        6.    Voting Rights.

          (a)   The holders of Series A Preferred Stock shall have no voting rights except as set forth herein.

          (b)   Without the consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, given in writing or by electronic transmission or by vote at a meeting of the holders of the Series A Preferred Stock called for such purpose, the Corporation will not amend, alter or repeal any provision of the Charter, including the terms of the Series A Preferred Stock (in any such case, whether by merger, consolidation or otherwise), if such action materially and adversely affects the rights, preferences or privileges of the Series A Preferred Stock; provided, however, with respect to such action, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged or the holders of shares of Series A Preferred Stock receive equity securities of the successor or survivor of such action with substantially identical rights as the Series A Preferred Stock, taking into account that the Corporation may not be the surviving entity or the surviving entity may not be a corporation, such action shall not be deemed to materially and adversely affect such rights, preferences or privileges of the Series A Preferred Stock and in such case the holders of shares of Series A Preferred Stock shall not have any voting rights with respect to such action unless the number of authorized shares of Series A Preferred Stock is increased to a number greater than 125; provided, further, that Defaulting Holders shall not be entitled to any voting rights and shares of Series A Preferred Stock held by Defaulting Holders shall be excluded in calculating whether a majority of the shares of Series A Preferred Stock have consented.

          (c)   Without the consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, given in writing or by electronic transmission or by vote at a meeting of the holders of the Series A Preferred Stock called for such purpose, the Corporation will not issue shares of any other class of Parity Stock that would result in the Coverage Ratio being less than 1:1; provided, however, that Defaulting Holders shall not be entitled to any voting rights and shares of Series A Preferred Stock held by Defaulting Holders shall be excluded in calculating whether a majority of the shares of Series A Preferred Stock have consented.

          (d)   Without the consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, given in writing or by electronic transmission or by vote at a meeting of the holders of the Series A Preferred Stock called for such purpose, the Corporation will not issue shares of any other class of Senior Stock; provided, however, that Defaulting Holders shall not be entitled to any voting rights and shares of Series A Preferred Stock held by Defaulting Holders shall be excluded in calculating whether a majority of the shares of Series A Preferred Stock have consented. Notwithstanding anything to the contrary herein, no consent of the holders of the Series A Preferred Stock shall be required for the Corporation to issue any indebtedness, other than indebtedness that is convertible into a class of Senior Stock.

        7.    Exclusion of Other Rights.    The shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth herein. The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

        8.    Headings of Subdivisions.    The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

        9.    Severability of Provisions.    If any right, preference or limitation of the Series A Preferred Stock set forth in the terms thereof (as may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in the terms thereof (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

        10.    Status of Reacquired Shares.    Shares of Series A Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Maryland) have the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and, subject to the provisions hereof, may be redesignated and reissued by the Board of Directors.

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  Exhibit 3.1
ARES COMMERCIAL REAL ESTATE CORPORATION ARTICLES OF AMENDMENT AND RESTATEMENT
ANNEX A SERIES A CONVERTIBLE PREFERRED STOCK